Exhibit 99.1

Bogota Financial Corp. Reports Results for the
 Three Months Ended March 31, 2026

NEWS PROVIDED BY
Bogota Financial Corp.

Teaneck, New Jersey, May 6, 2026 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended March 31, 2026 of $706,000, or $0.06 per basic and diluted share, compared to a net income of $731,000, or $0.06 per basic and diluted share, for the comparable prior year period.

As of March 31, 2026, 14,313 shares of the Company’s common stock have been repurchased pursuant to the Company’s current stock repurchase program at a cost of $119,000. Pursuant to the current repurchase program, the Company was authorized to repurchase up to 237,590 shares of its common stock, or approximately 5% of its outstanding common stock (excluding shares held by Bogota Financial, MHC). The repurchase program does not have a scheduled expiration date and the Board of Directors has the right to suspend or discontinue the program at any time.

Other Financial Highlights:

●
Total assets decreased $27.7 million, or 3.1%, to $877.2 million at March 31, 2026 from $904.9 million at December 31, 2025, due largely to a decrease in cash and cash equivalents, securities and loans.

●
Cash and cash equivalents decreased $7.7 million, or 21.6%, to $27.9 million at March 31, 2026 from $35.6 million at December 31, 2025 as excess funds from increased borrowings, security maturities and loan payments were used to offset deposit outflows.

●
Securities decreased $13.2 million, or 8.4%, to $144.9 million at March 31, 2026 from $158.1 million at December 31, 2025 due to principal repayments of mortgage-backed securities and maturities of corporate bonds.

●
Net loans decreased $8.2 million, or 1.3%, to $639.4 million at March 31, 2026 from $647.6 million at December 31, 2025, primarily due to decreases in residential mortgages, commercial and construction loans, offset by an increase in multi-family loans.

●
Total deposits at March 31, 2026 were $600.9 million, decreasing $51.6 million, or 7.9%, compared to $652.4 million at December 31, 2025, due to a $65.4 million decrease in certificates of deposit of which $20.1 was for a decrease in brokered deposits. The decrease was offset by a $1.3 million increase in money market accounts, a $5.3 million increase in savings accounts and a $6.5 million increase in NOW accounts. The average rate on deposits decreased 45 basis points to 3.53% for the first quarter of 2026 from 3.87% from comparable period a year ago, which was due to lower interest rates and average balances of certificates of deposit.

●
Federal Home Loan Bank ('FHLB") advances increased $22.6 million, or 24.2% to $115.9 million at March 31, 2026 from $93.3 million as of December 31, 2025.  The increase in borrowings was largely attributable to the outflow of deposits during the three months ended March 31, 2026.

Kevin Pace, President and Chief Executive Officer, said “Core operating earnings for the first quarter improved year over year with a 23% increase in net interest income that supported growth in our income before taxes.  We continue to make strides in our net interest margin, which grew from 1.66% (1st quarter 2025) to 2.20% (1st quarter 2026).  Our balance sheet remains strong, and capital levels are robust. Credit quality remains stable and within our expectations.”

“We remain focused on what matters most – serving our clients, positioning the bank for sustainable long-term growth and delivering consistent value to our shareholders."

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended March 31, 2026 and March 31, 2025

Net income decreased $25,000 to $706,000 for the three months ended March 31, 2026 from a net income of $731,000 for the three months ended March 31, 2025. This decrease was primarily due to a decrease of $568,000 in non-interest income and an increase of $240,000 in income taxes, partially offset by an increase of $703,000 in net interest income, an increase of $130,000 in the provision for credit losses and a decrease of $80,000 in non-interest expense.

Interest income decreased $435,000, or 4.0%, to $10.5 million for the three months ended March 31, 2026 compared to $10.9 million for the three months ended March 31, 2025.

Interest income on cash and cash equivalents decreased $142,000, or 53.6%, to $123,000 for the three months ended March 31, 2026 from $265,000 for the three months ended March 31, 2025 due to a $5.3 million decrease in the average balance to $11.3 million for the three months ended March 31, 2026 from $16.6 million for the three months ended March 31, 2025, reflecting an increase in securities and a reduction of borrowings.  This was also due to a 203-basis point decrease in the average yield from 6.37% for the three months ended March 31, 2025 to 4.34% for the three months ended March 31, 2026 resulting from the lower interest rate environment.

Interest income on loans decreased $615,000, or 7.1%, to $8.0 million for the three months ended March 31, 2026 compared to $8.6 million for the three months ended March 31, 2025 which was primarily due to a $57.2 million decrease in the average balance to $647.9 million for the three months ended March 31, 2026 from $705.1 million for the three months ended March 31, 2025, slightly offset by a five basis point increase in the average yield from 4.88% for the three months ended March 31, 2025 to 4.93% for the three months ended March 31, 2026.

Interest income on securities increased $431,000, or 23.5%, to $2.3 million for the three months ended March 31, 2026, from $1.8 million for the three months ended March 31, 2025, primarily due to an 88 basis point increase in the average yield from 5.05% for the three months ended March 31, 2025, to 5.93% for the three months ended March 31, 2026.  The increase was also due to a $7.6 million increase in the average balance to $152.9 million for the three months ended March 31, 2026, from $145.3 million for the three months ended March 31, 2025.

Interest expense decreased $1.3 million, or 17.3%, from $7.3 million for the three months ended March 31, 2025 to $6.1 million for the three months ended March 31, 2026 due to lower costs on deposits and lower balances on borrowings.  During the three months ended March 31, 2026, the use of hedges increased the interest expense on the FHLB advances and brokered deposits by $37,000. At March 31, 2026, cash flow hedges used to manage interest rate risk had a notional value of $67.5 million, while fair value hedges totaled $30.0 million in notional value.

Interest expense on interest-bearing deposits decreased $772,000, or 13.4%, to $5.0 million for the three months ended March 31, 2026 from $5.8 million for the three months ended March 31, 2025. The decrease was due to a 45-basis point decrease in the average cost of deposits to 3.38% for the three months ended March 31, 2026 from 3.83% for the three months ended March 31, 2025. The decrease in the average cost of deposits was due to the lower interest rate environment and a decrease in the rate paid on certificates of deposit offset by an increase in the rate paid on transactional accounts. Our rates on certificates of deposit decreased 60 basis points to 3.65% for the three months ended March 31, 2026 from 4.25% for the three months ended March 31, 2025 and the average balances of certificates of deposit decreased $24.9 million to $459.3 million for the three months ended March 31, 2026 from $484.3 million for the three months ended March 31, 2025. The average balance of NOW/money market accounts and savings accounts increased $4.6 million and $9.3 million for the three months ended March 31, 2026, respectively, compared to the three months ended March 31, 2025.

Interest expense on FHLB advances decreased $496,000, or 31.6%, from $1.6 million for the three months ended March 31, 2025 to $1.1 million for the three months ended March 31, 2026. The decrease was primarily due to a decrease in the average balance of $61.1 million to $97.1 million for the three months ended March 31, 2026 from $158.1 million for the three months ended March 31, 2025.  The decrease was offset by an increase in the average cost of borrowings of 46 basis points to 4.48% for the three months ended March 31, 2026 from 4.02% for the three months ended March 31, 2025 due to the new borrowings being shorter durations at higher rates.

Net interest income increased $833,000, or 23.2%, to $4.4 million for the three months ended March 31, 2026 from $3.6 million for the three months ended March 31, 2025.  The increase reflected a 48-basis point increase in our net interest rate spread to 1.60% for the three months ended March 31, 2026 from 1.12% for the three months ended March 31, 2025. Our net interest margin increased 54 basis points to 2.20% for the three months ended March 31, 2026 from 1.66% for the three months ended March 31, 2025.

We recorded a $50,000 provision for credit losses for the three months ended March 31, 2026 compared to $80,000 recovery for credit losses for the three months ended March 31, 2025 due to higher delinquent commercial loan balances.

Non-interest income decreased $568,000, or 63.9%, to $321,000 for the three months ended March 31, 2026 from $889,000 for the three months ended March 31, 2025 due to a death benefit received related to a former employee.

For the three months ended March 31, 2026, non-interest expense decreased $80,000, or 2.1%, compared to the comparable March 31, 2025 period. Salaries and employee benefits decreased $27,000, or 1.3%, due to lower headcount. FDIC insurance premiums decreased $8,000, or 7.1%, due to lower deposit balances in 2026. Data processing expense decreased $45,000, or 14.2%, due to lower processing costs. Director fees decreased $21,000, or 13.1%, due to fewer members on the board. The decrease in advertising expense of $54,000, or 50.7%, was due to reduced promotions for branch locations and less promotions on deposit and loan products. Professional fees increased $44,000, or 21.9%, due to higher legal costs in 2026. Occupancy and equipment increased $31,000, or 4.6%, due to higher snow removal costs in 2026.

Income tax expense increased $240,000 to an expense of $212,000 for the three months ended March 31, 2026 from a $28,000 benefit for the three months ended March 31, 2025. The increase was due to an increase of $755,000 in pre-tax income.

Balance Sheet Analysis

Total assets were $877.2 million at March 31, 2026, representing a decrease of $27.7 million, or 3.1%, from December 31, 2025.  Cash and cash equivalents decreased $7.7 million during the period primarily as excess funds from increased borrowings, security maturities and loan payments were used to offset deposits outflows. Net loans decreased $8.2 million, or 1.30%, due to $17.3 million in repayments, partially offset by new production of $9.1 million. This resulted in a $5.4 million decrease in the balance of residential loans, a $3.2 million decrease in construction loans and a decrease of $4.4 million of commercial loans, offset by a $5.2 million increase in multi-family loans.  Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods.  Securities available for sale decreased $13.2 million or 8.4%, due to repayments of mortgage-backed securities and maturities of corporate bonds.

Delinquent loans increased $1.3 million to $28.1 million, or 4.39% of total loans, at March 31, 2026, compared to $26.8 million at December 31, 2025. The increase was primarily due to an increase in commercial real estate loans associated with several large loans that have been either 30 or 60 days past due.  All delinquent loans are considered well-secured. During the same timeframe, non-performing assets increased from $13.3 million at December 31, 2025 to $13.5 million, which represented 1.54% of total assets at March 31, 2026. No loans were charged off during the three months ended March 31, 2026 or March 31, 2025. The Company’s allowance for credit losses related to loans was 0.40% of total loans and 19.69% of non-performing loans at March 31, 2026 compared to 0.39% of total loans and 19.38% of non-performing loans at December 31, 2025.  The Bank has limited exposure to commercial real estate loans secured by office space.

Total liabilities decreased $28.8 million, or 3.8%, to $735.2 million mainly due to a $51.6 million decrease in deposits offset by an increase in borrowings. Total deposits decreased $51.6 million, or 7.9%, to $600.9 million at March 31, 2026 from $652.4 million at December 31, 2025. The decrease in deposits reflected a decrease in certificate of deposit accounts, which decreased by $65.4 million to $428.6 million at March 31, 2026 from $493.9 million at December 31, 2025 . This decrease was offset by savings accounts which increased by $5.3 million from $54.6 million at December 31, 2025 to $59.8 million at March 31, 2026 a increase in NOW deposit accounts, which decreased by $6.5 million to $72.0 million from $65.5 million at December 31, 2025, an increase in money market deposit accounts, which increased by $1.3 million to $11.5 million from $10.2 million at December 31, 2025, and by a increase in noninterest bearing demand accounts, which increased by $763,000 from $28.2 million at December 31, 2025 to $28.9 million at March 31, 2026.  At March 31, 2026, brokered deposits were $89.6 million or 14.9% of deposits and municipal deposits were $48.5 million or 8.1% of deposits.  At March 31, 2026, uninsured deposits represented 8.7% of the Bank’s total deposits. FHLB advances increased $22.6 million, or 24.2%, due to the use of borrowings to offset deposit outflows.  Short-term borrowings increased $38.5 million, or 192.5%, to $58.5 million at March 31, 2026 from $20.0 million at December 31, 2025, while long-term borrowings decreased $15.9 million, or 21.7%, to $57.4 million at March 31, 2026 from $73.3 million at December 31, 2025.  Total borrowing capacity at the FHLB is $236.4 million, of which $115.9 million has been advanced.

Total stockholders’ equity increased $1.1 million to $142.1 million, primarily due to net income of $706,000 and less changes in other comprehensive income of $283,000. At March 31, 2026, the Company’s ratio of average stockholders’ equity-to-total assets was 16.28%, compared to 14.59% at December 31, 2025.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

    This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, the impact of a potential federal government shutdown, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, economic assumptions or changes in our methodology, either of which may impact our allowance for credit losses calculation, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the current or anticipated impact of military conflict, terrorism or other geopolitical  events; a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies; failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	As of	As of
	March 31, 2026	December 31, 2025
Assets
Cash and due from banks	$13,090,589	$11,584,648
Interest-bearing deposits in other banks	14,834,095	24,013,947
Cash and cash equivalents	27,924,684	35,598,595

Securities available for sale, at fair value	144,852,570	158,064,631
Loans, net of allowance for credit losses of $2,579,949 and $2,529,949, respectively	639,410,532	647,645,607
Premises and equipment, net	4,336,207	4,399,202
FHLB stock and other restricted securities	6,419,500	5,403,900
Accrued interest receivable	4,471,378	4,261,410
Core deposit intangibles	97,521	107,604
Bank-owned life insurance	31,997,147	31,774,855
Right of use asset	10,684,772	10,265,125
Investment in limited partnership	2,413,320	2,413,320
Other assets	4,637,434	5,013,251
Total Assets	$877,245,065	$904,947,500
Liabilities and Equity
Non-interest bearing deposits	$28,940,853	$28,177,516
Interest bearing deposits	571,930,788	624,269,541
Total deposits	600,871,641	652,447,057

FHLB advances-short term	58,500,000	20,000,000
FHLB advances-long term	57,425,424	73,322,132
Advance payments by borrowers for taxes and insurance	2,879,987	2,591,007
Lease liabilities	10,883,252	10,434,759
Other liabilities	4,632,391	5,244,197
Total liabilities	735,192,695	764,039,152

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 12,910,531 issued and outstanding at March 31, 2026 and 12,925,572 at December 31, 2025	129,105	129,255
Additional paid-in capital	55,029,197	54,949,369
Retained earnings	92,803,372	92,097,426
Unearned ESOP shares (349,594 shares at March 31, 2026 and 356,188 shares at December 31, 2025)	(4,144,090)	(4,219,390)
Accumulated other comprehensive loss	(1,765,214)	(2,048,312)
Total stockholders’ equity	142,052,370	140,908,348
Total liabilities and stockholders’ equity	$877,245,065	$904,947,500

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Interest income
Loans, including fees	$7,987,603	$8,603,129
Securities
Taxable	2,261,418	1,830,394
Tax-exempt	2,889	2,895
Other interest-earning assets	236,587	487,171
Total interest income	10,488,497	10,923,589
Interest expense
Deposits	4,990,259	5,762,324
FHLB advances	1,071,747	1,568,027
Total interest expense	6,062,006	7,330,351
Net interest income	4,426,491	3,593,238
Provision (recovery) for credit losses	50,000	(80,000)
Net interest income after provision (recovery) for credit losses	4,376,491	3,673,238
Non-interest income
Fees and service charges	65,151	55,819
Gain on sale of loans	—	29,062
Bank-owned life insurance	222,292	762,231
Other	33,804	42,260
Total non-interest income	321,247	889,372
Non-interest expense
Salaries and employee benefits	2,052,846	2,080,199
Occupancy and equipment	702,357	671,469
FDIC insurance assessment	99,000	106,586
Data processing	270,715	315,697
Advertising	52,000	105,500
Director fees	138,631	159,444
Professional fees	242,281	198,730
Other	221,828	222,045
Total non-interest expense	3,779,658	3,859,670
Income before income taxes	918,080	702,940
Income tax expense (benefit)	212,134	(28,007)
Net income	$705,946	$730,947
Earnings per Share - basic	$0.06	$0.06
Earnings per Share - diluted	$0.06	$0.06
Weighted average shares outstanding - basic	12,605,383	12,649,573
Weighted average shares outstanding - diluted	12,607,136	12,650,520

BOGOTA FINANCIAL CORP.
SELECTED RATIOS
(unaudited)

	At or For the Three Months
	Ended March 31,
	2026	2025
Performance Ratios (1):
Return on average assets (2)	0.08%	0.08%
Return on average equity (3)	0.50%	0.53%
Interest rate spread (4)	1.60%	1.12%
Net interest margin (5)	2.20%	1.66%
Efficiency ratio (6)	79.61%	86.10%
Average interest-earning assets to average interest-bearing liabilities	117.57%	114.03%
Net loans to deposits	106.41%	110.81%
Average equity to average assets (7)	16.28%	14.59%
Capital Ratios:
Tier 1 capital to average assets	15.09%	15.00%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans	0.40%	0.37%
Allowance for credit losses as a percent of non-performing loans	19.69%	18.65%
Net charge-offs to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percent of total loans	2.04%	1.97%
Non-performing assets as a percent of total assets	1.54%	1.49%

(1)	Certain performance ratios for the three months ended March 31, 2026 and 2025 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2026 and 2025.

(5)
Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2026 and 2025.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
	(unaudited)
Real estate:
Residential First Mortgage	$438,468,814	$443,894,498
Commercial Real Estate	117,603,193	121,960,681
Multi-Family Real Estate	64,133,297	58,944,579
Construction	18,852,024	22,046,399
Commercial and Industrial	2,816,976	3,211,338
Consumer	116,177	118,061
Total loans	641,990,481	650,175,556
Allowance for credit losses	(2,579,949)	(2,529,949)
Net loans	$639,410,532	$647,645,607

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated:

	At March 31,			At December 31,
	2026			2025
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(unaudited)
Noninterest bearing demand accounts	$28,940,853	4.82%	—%	$28,177,516	4.32%	—%
NOW accounts	72,004,737	11.98%	2.85	65,532,122	10.04%	2.76
Money market accounts	11,539,538	1.92%	0.40	10,244,512	1.57%	0.44
Savings accounts	59,820,146	9.96%	2.40	54,558,439	8.36%	2.13
Certificates of deposit	428,566,367	71.32%	3.59	493,934,468	75.70%	3.75
Total	$600,871,641	100.00%	3.15%	$652,447,057	100.00%	3.30%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2026			2025
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:	(unaudited)
Cash and cash equivalents	$11,314	$123	4.34%	$16,601	$265	6.37%
Loans	647,897	7,988	4.93%	705,095	8,603	4.88%
Securities	152,904	2,264	5.93%	145,280	1,833	5.05%
Other interest-earning assets	5,572	113	8.16%	8,305	222	10.72%
Total interest-earning assets	817,687	10,488	5.13%	918,916	10,923	4.60%

Non-interest-earning assets	51,362			68,251
Total assets	$869,049			$943,532
Liabilities and equity:
NOW and money market accounts	$83,968	$543	2.62%	$79,400	$458	2.34%
Savings accounts	55,112	317	2.33%	45,832	225	1.99%
Certificates of deposit (1)	459,342	4,130	3.65%	484,253	5,079	4.25%
Total interest-bearing deposits	598,422	4,990	3.38%	609,485	5,762	3.83%

FHLB advances (1)	97,061	1,072	4.48%	158,116	1,568	4.02%
Total interest-bearing liabilities	695,483	6,062	3.53%	767,601	7,330	3.87%
Non-interest-bearing deposits	29,264			32,763
Other non-interest-bearing liabilities	2,821			5,463
Total liabilities	727,568			805,827

Total equity	141,481			137,705
Total liabilities and equity	$869,049			$943,532
Net interest income		$4,426			$3,593
Interest rate spread (2)			1.60%			1.12%
Net interest margin (3)			2.20%			1.66%
Average interest-earning assets to average interest-bearing liabilities	117.57%			114.03%

1.
Cash flow and fair value hedges are used to manage interest rate risk. During the three months ended March 31, 2026 and 2025, the net effect on interest expense on the FHLB advances and certificates of deposit was an increased expense of $37,000 and a reduced expense of $177,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2026
	Compared to
	Three Months Ended March 31, 2025
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest income:	(unaudited)
Cash and cash equivalents	$(71)	$(71)	$(142)
Loans receivable	(1,172)	557	(615)
Securities	100	331	431
Other interest earning assets	(63)	(46)	(109)
Total interest-earning assets	(1,206)	771	(435)

Interest expense:
NOW and money market accounts	28	57	85
Savings accounts	50	42	92
Certificates of deposit	(253)	(696)	(949)
FHLB advances	(1,505)	1,009	(496)
Total interest-bearing liabilities	(1,681)	413	(1,268)
Net increase in net interest income	$474	$359	$833

Contacts
Kevin Pace – President & CEO, 201-862-0660 ext. 1110